Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Office: (312) 646-6298
gcurtis@wcpglobal.com
IDM Pharma Provides Update on Mifamurtide (MEPACT®, L-MTP-PE) European
Regulatory Status
Positive Opinion Formally Adopted by CHMP
IRVINE, Calif. — December 18, 2008 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced that the Committee for Medicinal Products for Human Use (CHMP) formally adopted a positive opinion for mifamurtide (L-MTP-PE), known as MEPACT® in Europe, for the treatment of patients with non-metastatic, resectable osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults. The formal adoption of the positive opinion follows the CHMP recommendation previously announced in November. The marketing authorization is likely to be issued by the European Commission in Q1 2009.
Granting of the centralized marketing authorization will allow L-MTP-PE to be marketed in the 27 Member States of the European Union (EU), as well as in Iceland, Liechtenstein and Norway. L-MTP-PE would be the first approved new treatment in more than 20 years for patients with osteosarcoma. L-MTP-PE was granted orphan medicinal product status in Europe in 2004. Therefore, under European pharmaceutical legislation, L-MTP-PE is entitled to a period of 10 years market exclusivity in respect of the approved indication.
The Company is expected to implement a pharmacovigilance plan for MEPACT, as is normally required for all medicinal products, as part of the marketing authorization. Full details of the CHMP positive opinion, including safety information and the approved indication for MEPACT can be found at www.emea.europa.eu/htms/human/opinion/opinion.htm.
L-MTP-PE U.S. Regulatory Status
As previously announced, in the United States the Company continues to work with the Children’s Oncology Group as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended New Drug Application (NDA) in the first quarter of 2009 given the recent focus on completing review activities for the Marketing Authorization Application (MAA) in the European Union.
L-MTP-PE was granted orphan drug status in the United States in 2001 and the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
The Company believes it has adequate cash resources to support its operations into the first half of 2009 based on its current development and operating plans. The Company does not currently have operational sales and marketing infrastructure for L-MTP-PE and does not currently have plans or sufficient funds to secure this capability. The Company continues to evaluate strategic alternatives, which may include seeking strategic partners, a merger and/or the sale of all or part of its operations and assets, or raising additional capital to secure operational sales and marketing infrastructure for L-MTP-PE.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations, the Phase 3 L-MTP-PE trial (INT-0133), the potential for L-MTP-PE as a treatment for osteosarcoma, the Company’s belief that the data from the L-MTP-PE Phase 3 study warrants regulatory approval of L-MTP-PE from an overall clinical benefit/risk standpoint in Europe and the United States, the expected timing and receipt of a final regulatory decision regarding the MAA in the European Union, and plans for the conduct of post-authorization studies and analyses, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and the Company’s plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the regulatory decision in Europe will occur as expected by the Company, the timing of filing an amended NDA with the FDA, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, how the volatile economic environment will affect the Company’s efforts to complete a strategic transaction, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.